CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                     OF THE RIGHTS, PREFERENCES, PRIVILEGES
                    AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
                    FORTH IN THE CERTIFICATE OF INCORPORATION
                          OR IN ANY AMENDMENT THERETO,
                                     OF THE
                       CLASS A CONVERTIBLE PREFERRED STOCK
                                       OF
                               ANZA CAPITAL, INC.

     The  undersigned,  Vincent  Rinehart,  does  hereby  certify  that:

     A. He is the duly elected and acting President, CEO, and Secretary of Anza Capital, Inc., a Nevada corporation (the "Company").

     B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated March 1, 2002, the Board of Directors duly adopted the following resolutions:

     WHEREAS, the Certificate of Incorporation of the Company, as amended, authorizes a class of stock designated as Preferred Stock, no par value (the "Preferred Class"), comprising one million (1,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

     WHEREAS, the Board of Directors of the Company has previously established a series of preferred stock consisting of 100,000 shares and designated as the "Class A Convertible Preferred Stock," the rights, preferences, privileges and restrictions of which are set forth in a Certificate of Designations, Preferences and Rights of Class A Convertible Preferred Stock of E-Net Financial.com Corporation dated February 11, 2000;

     WHEREAS, none of the Class A Convertible Preferred Stock is issued or outstanding, and thus the approval of a majority of the Class A Convertible Preferred Stock was not required to be obtained, and no class or series of stock is senior to the Class A Convertible Preferred Stock as to the payment of distributees upon dissolution of the corporation, regardless of any limitations or restrictions on the voting power of that class or series.

     WHEREAS, the Board of Directors believes it is in the best interests of the Company to restate the rights, preferences, privileges, restrictions and other matters relating to the Class A Convertible Preferred Stock, now consisting of 500,000 shares, as set forth in this Certificate of Amendment of Certificate of Designation of the Rights, Preferences, Privileges and Restrictions, which have not been set forth in the Certificate of Incorporation or in any Amendment thereto, of the Class A Convertible Preferred Stock of Anza Capital, Inc;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Class A Convertible Preferred Stock as follows:

     1.     Definitions.  For  purposes  of this Certificate of Designation, the
            ------------
            following  definitions  shall  apply:

     1.1    "Board"  shall  mean  the  Board  of Directors of the Company.

     1.2    "Company" shall mean Anza Capital, Inc., a Nevada corporation.

     1.3 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

     1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

     1.5 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

     1.6 "Original Issue Date" shall mean the date on which the first share of Series A Convertible Preferred Stock is issued by the Company.

     1.7 "Original Issue Price" shall mean $0.50 per share for the Series A Convertible Preferred Stock.

     1.8 "Series A Convertible Preferred Stock" shall mean the Series A Convertible Preferred Stock, no par value per share, of the Company.

     1.9 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

     2.     Dividend  Rights.
            ----------------

     2.1 Cash Dividends. In each calendar month, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, not later than thirty (30) days following the end of the previous applicable month, out of any funds and assets of the Company legally available therefor, noncumulative dividends in an amount equal to twelve percent (12%) per annum. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously.

     3.     Liquidation  Rights.  The Series A Convertible Preferred Stock shall
            --------------------
            have  the  same  liquidation  preference  as  the  Common  Stock.

     4.     Conversion  Rights.
            ------------------

     (a) Conversion of Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof at any time, into that number of fully paid and nonassessable shares of Common Stock of the corporation described in section 4(b) below.

     (b) Determination of Number of Shares of Common Stock Upon Conversion. The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted shall be determined by dividing the Original
Issue Price by the Conversion Price (determined as hereinafter provided) in effect at the time of conversion.

     (c) Determination of Initial Conversion Price. The conversion price per share (the "Conversion Price") at which shares of Common Stock shall initially be issuable upon conversion of the Series A Convertible Preferred Stock shall be ninety percent (90%) of the price of the last trade made in the Company's common stock the previous day.

     (d) Procedures for Exercise of Conversion Rights. The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the corporation during regular business hours, or at such other place as may be designated by the corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the corporation (if required by the corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(e) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date, and the applicable Conversion Price shall be the Conversion Price in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A
Convertible Preferred Stock represented by a certificate surrendered for conversion, the corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the corporation, a new certificate covering the number of shares of Series A Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.


     (e) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. If more than one share of Series A Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A
Convertible Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the corporation's Board of Directors.

     (f) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series A Convertible Preferred Stock will upon issuance by the corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

     (g) Status of Converted Preferred Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the corporation.

     5.     Intentionally  Left  Blank.
            --------------------------

     6.     Redemption and Call.  The Series A Convertible Preferred Stock shall
            -------------------
            not  be  redeemable  or  callable.

     7.     Notices.  Any notices required by the provisions of this Certificate
            -------
            of Designation to be given to the holders of shares of Series A Convertible Redeemable Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

     8.     Voting  Provisions.  The  Series  A Convertible Preferred Stock
                 ------------------
            shall  have  no  voting  rights.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto effective as of March 1, 2002.



By:  /s/  Vincent  Rinehart
     ---------------------------------------------
     Vincent  Rinehart,  President  and  Secretary